Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AvidXchange Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

AvidXchange Holdings, Inc. 2021 Long-Term Incentive Plan	Equity	Common Stock, $0.001 par value per share	Other	9,971,700(2)	$12.64(4)	$126,042,288.00	$147.60 per million dollars	$18,603.85

AvidXchange Holdings, Inc. 2021 Employee Stock Purchase Plan	Equity	Common Stock, $0.001 par value per share	Other	1,994,340(3)	$12.64(4)	$25,208,457.60	$147.60 per million dollars	$3,720.77

	Total Offering Amounts					$151,250,745.60		$22,324.62

	Total Fee Offsets							$—

	Net Fee Due							$22,324.62

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Registrant’s 2021 Long-Term Incentive Plan (the “2021 Plan”) or 2021 Employee Stock Purchase Plan (the “ESPP”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2021 Plan and ESPP.

(2)

Represents 9,971,700 shares of Common Stock automatically added to the shares authorized under the 2021 Plan on January 1, 2023 pursuant to an “evergreen” provision contained in the 2021 Plan. Such “evergreen” provision provides that on each January 1st through January 1, 2031, the number of shares of Common Stock available for issuance under the 2021 Plan will automatically increase annually in an amount equal to the lesser of (i) 5% of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding year or (ii) 18,023,020 shares, provided that before the date of any such increase, the Registrant’s board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii).

(3)

Represents 1,994,340 shares of Common Stock automatically added to the shares authorized under the ESPP on January 1, 2023 pursuant to an “evergreen” provision contained in the ESPP. Such “evergreen” provision provides that on each January 1st through January 1, 2031, the number of shares of Common Stock available for issuance under the ESPP will automatically increase annually in an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding year or (ii) 2,703,452 shares, provided that before the date of any such increase, the Registrant’s board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii).

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed aggregate offering price are calculated based on $12.64 per share, the average of the high and low prices of the Registrant’s Common Stock on July 26, 2024, as reported on The Nasdaq Global Select Market.